Exhibit 10.1

August 23, 2007

Mr. Daniel P. Mullin

21W741 Clifford Place

Glen Ellyn, IL 60137

Dear Dan:

Congratulations! I am pleased to confirm the terms of our offer of Chief Accounting Officer reporting directly to Jim Bresingham, acting Chief Financial Officer.

Salary Band:  Executive Band 17

Salary: $200,000. per year, payable in bi-weekly installments.  The salary is quoted on an annual basis for convenience only and does not imply employment for a specific term, nor alter the “at will” status of your employment.

Additional Executive Benefits:

Annual Car Allowance ~	$13,440
Financial Planning ~	$4,200
Executive Physical ~	$1,000

Annual Bonus: You will eligible to participate in SIRVA’s Management Incentive Program, which at your position has an annualized bonus potential of 65% of base salary, subject to terms of the program.  This payment will be subject to taxes and other withholdings, which may be required.  SIRVA will guarantee the 10% individual component of your bonus, in the event you meet the specific goals, which will outlined for you.

Effective Date:  August 19, 2007

I have enclosed a copy of this offer letter for your records.  Please execute the original as indicated below and return it to me.

We believe you will continue to be challenged by this exciting opportunity.  SIRVA is confident that your skills and knowledge will continue to be an asset to our organization.  If you should have any questions, please feel free to contact me.

Sincerely,

/s/ René C. Gibson
Senior Vice President Human Resources

Accepted and Agreed to this 24th day of August, 2007

/s/ Daniel P. Mullin